Exhibit 10.2

[EXECUTION COPY]

SECURITIES PURCHASE AGREEMENT

by and among

TRIBUNE COMPANY,

EGI-TRB, L.L.C.

and

SAMUEL ZELL

Dated as of April 1, 2007

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of April 1, 2007 (the “Agreement”), among Tribune Company, a Delaware corporation (the “Company”), EGI-TRB, L.L.C., a Delaware limited liability company (“EGI-TRB”) and Samuel Zell, as guarantor (“Guarantor”).

W I T N E S S E T H :

WHEREAS, concurrently herewith, GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee (the “ESOP Fiduciary”) of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan (the “ESOP”), Tesop Corporation, a Delaware corporation wholly owned by the ESOP (“Merger Sub”), the Company and, for limited purposes, EGI-TRB, have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, subject to the terms and conditions therein, the Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming wholly owned by the ESOP (the “Surviving Corporation”).

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Merger Agreement.

WHEREAS, concurrently herewith, the Company, EGI-TRB and the ESOP Fiduciary, on behalf of the ESOP, have entered into that certain Investor Rights Agreement (the “Investor Rights Agreement”) pursuant to which the parties thereto will have certain rights and obligations, among others, regarding the Surviving Corporation following the Merger.

WHEREAS, concurrently herewith, the Company, EGI-TRB and the ESOP Fiduciary, on behalf of the ESOP, have entered into that certain Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Company has granted EGI-TRB and the ESOP certain registration rights.

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to sell to EGI-TRB, and EGI-TRB desires to purchase from the Company, as soon as practicable following the execution and delivery of this Agreement, (i) an aggregate of 1,470,588 newly-issued shares (the “Purchased Shares”) of the Company’s common stock, par value $0.01 per share (the “Company Common Stock,” which term shall also apply to the common stock, par value $0.01 per share, of the Surviving Corporation following the Merger) and (ii) an unsecured subordinated exchangeable promissory note in the principal amount of $200,000,000, which shall be exchangeable at the option of the Company, or automatically under certain circumstances, into 5,882,353 shares of Company Common Stock (the “Exchangeable Note Shares”), subject to adjustment as provided therein, and otherwise in the form attached hereto as Exhibit A (the “Exchangeable Note”).

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to sell to EGI-TRB, and EGI-TRB desires to purchase from the Company, immediately following the consummation of the Merger, (i) an unsecured subordinated promissory note in the principal amount of $225,000,000 and otherwise in the form attached hereto as Exhibit B (the “Note”) and (ii) warrants to purchase 43,478,261 shares of Company Common Stock (“Warrants”) pursuant to a Warrant Agreement in the form attached hereto as Exhibit C (the “Warrant Agreement”).

WHEREAS, the Company and EGI-TRB desire that Samuel Zell be appointed to the Board of Directors of the Company at the First Closing (as defined below), and be elected to serve as the Chairman of the Company’s Board of Directors effective as of, and from and after, the Second Closing Date (as defined below).

WHEREAS, the Company, EGI-TRB and Guarantor desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company, EGI-TRB and Guarantor agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1             Sale and Purchase of the Purchased Shares and Exchangeable Note.  On the terms and subject to the conditions set forth in this Agreement, the Company hereby agrees to sell to EGI-TRB at the First Closing (as defined below), and EGI-TRB agrees to purchase from the Company at the First Closing, (a) the Purchased Shares at a price of $34 per share for an aggregate purchase price of $50,000,000 (the “Purchased Shares Purchase Price”) and (b) the Exchangeable Note for an aggregate purchase price of $200,000,000 (the “Exchangeable Note Purchase Price”).

Section 1.2             Sale and Purchase of the Note and Warrants.  On the terms and subject to the conditions set forth in this Agreement, the Company hereby agrees to sell to EGI-TRB at the Second Closing (as defined below), and EGI-TRB agrees to purchase from the Company at the Second Closing, (i) the Note for an aggregate purchase price of $225,000,000 (the “Note Purchase Price”) and (ii) the Warrants for an aggregate purchase price of $90,000,000 (the “Warrants Purchase Price”).

ARTICLE II

CLOSING DATES; DELIVERIES

Section 2.1             First Closing.

(a)           The closing of the purchase and sale of the Purchased Shares and the Exchangeable Note (the “First Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the “First Closing Date”) which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company, EGI-TRB and Guarantor may agree in writing.

(b)           At the First Closing, (i) the Company shall deliver to EGI-TRB (A) certificates representing the Purchased Shares, (B) the Exchangeable Note, duly executed on behalf of the Company, and (C) the item contemplated to be delivered at the First Closing under clause (c) of Section 6.3 and (ii) EGI-TRB shall deliver to the Company (A) the Purchased Shares Purchase Price and the Exchangeable Note Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Company not later than two business days prior to the First Closing Date, and (B) the item contemplated to be delivered at the First Closing under clause (c) of Section 6.2.

Section 2.2             Second Closing.

(a)           The closing of the purchase and sale of the Note and the Warrants (the “Second Closing”) shall take place, subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Second Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, immediately following the consummation of the Merger (the “Second Closing Date”).

(b)           At the Second Closing, (i) the Company shall deliver to EGI-TRB the Note and a copy of the Warrant Agreement, each duly executed on behalf of the Company, and (ii) EGI-TRB shall deliver to the Company (A) the Note Purchase Price and the Warrants Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Company not later than two business days prior to the Second Closing Date, and (B) a copy of the Warrant Agreement, duly executed on behalf of EGI-TRB.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to EGI-TRB and Guarantor immediately prior to the execution of this Agreement (the “Company SPA Disclosure Schedule”), the Company represents and warrants to EGI-TRB and Guarantor as follows:

Section 3.1             Authority; No Violation.

(a)           The Company has all requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement, the Investor Rights Agreement, the Registration Rights Agreement, the Exchangeable Note, the Note and the Warrant Agreement (such agreements and instruments being hereinafter collectively referred to as the “Company Transaction Documents”).  The determinations, approvals and resolutions by the Board of Directors of the Company are sufficient to render inapplicable to the Merger the restrictions on “business combinations” contained in Section 203 of the General Corporation Law of the State of Delaware and, to the knowledge of the Company, no “fair price,”

“moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under state or Federal laws in the United States applicable to the Company is applicable to EGI-TRB and Guarantor as a result of this Agreement or the Merger Agreement or transactions contemplated hereby or thereby.  No other corporate proceedings on the part of the Company are necessary to authorize the Company Transaction Documents or the consummation of the transactions contemplated thereby.  This Agreement, the Exchangeable Note, the Investor Rights Agreement and the Registration Rights Agreement have been duly and validly executed and delivered by the Company and, assuming that this Agreement, the Investor Rights Agreement and the Registration Rights Agreement constitute the legal, valid and binding agreements of the other parties thereto, this Agreement, the Exchangeable Note, the Investor Rights Agreement and the Registration Rights Agreement constitute the legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms.  The Note, the Exchangeable Note and the Warrant Agreement, when executed and delivered by the Company, and assuming that the Warrant Agreement constitutes the legal, valid and binding agreement of the other party thereto, will constitute the legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms.

(b)           The execution, delivery and performance by the Company of the Company Transaction Documents and the consummation of transactions contemplated thereby by the Company do not and will not require any consent, approval, license, authorization, order or permit of, action by, filing with or notification to any Federal, state, local or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the exchange of the Exchangeable Note into Company Common Stock or the exercise of the Warrant for Company Common Stock.

(c)           The execution, delivery and performance by the Company of the Company Transaction Documents and the consummation by the Company of the transactions contemplated thereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company, any of its Subsidiaries or any Company Joint Ventures, (ii) assuming compliance with the matters referenced in Section 3.1(b), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) conflict with, contravene, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license to which the Company or any of the Company’s Subsidiaries is a party or by which any of their respective properties or assets are bound, or (iv) result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established on the most recent consolidated balance sheet included in Company SEC Documents filed prior to the date hereof,

(B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company (each of the foregoing, a “Permitted Lien”), upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2             Authorization.  The Purchased Shares have been duly authorized by the Company, and when the Purchased Shares are issued in accordance with this Agreement against payment therefor, such Purchased Shares will be validly issued, fully paid and nonassessable.  The Company Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) has been duly authorized by the Company, and when the Warrant Shares are issued in accordance with the Warrants against payment therefor, such Warrant Shares will be validly issued, fully paid and nonassessable.  The Exchangeable Note Shares have been duly authorized by the Company, and when they are issued in accordance with the terms of the Exchangeable Note, such Exchangeable Note Shares will be validly issued, fully paid and nonassessable.  None of the Purchased Shares, the Exchangeable Note Shares or the Warrant Shares will be issued in violation of the preemptive or other similar rights of any securityholder of the Company nor will they trigger any anti-dilution or similar rights under any instrument or agreement to which the Company is subject or bound.

Section 3.3             Finders or Brokers.  Except for Morgan Stanley & Co. Incorporated, Merrill Lynch & Co., Inc. and Citigroup Global Markets Inc. (the “Company Financial Advisors”), neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.  The Company has made available to EGI-TRB an accurate and complete summary of the fee arrangements with the Company Financial Advisors.

Section 3.4             Private Placement.  Subject to the accuracy of EGI-TRB’s representations set forth in this Agreement, the offer, sale and issuance of the Purchased Shares, the Exchangeable Note, the Note and the Warrants as contemplated by this Agreement are exempt, and the issuance of the Warrant Shares upon the exercise of the Warrants and the Exchangeable Note Shares upon exchange of the Exchangeable Note will be exempt, from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Section 3.5             Rights Plan.  The Board of Directors of the Company has resolved to, and the Company promptly after the execution of this Agreement will, take all action necessary to render the rights to purchase shares of Series A Junior Participating Preferred Stock of the Company, issued pursuant to the terms of the Rights Agreement, dated as of December 12, 1997, as amended, between the Company and Computershare Trust Company, N.A. (formerly First Chicago Trust Company of New York), as Rights Agent, inapplicable to the execution and operation of this Agreement, the Merger Agreement and the transactions contemplated thereby.

Section 3.6             Merger Agreement Representations and Warranties.  Reference is hereby made to the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.4 through 3.12, and 3.14 through 3.25 of the Merger Agreement (the “Merger Agreement Representations and Warranties”).  The Company hereby makes, subject to the qualifications set forth in the introduction to Article III of the Merger Agreement, each of such Merger Agreement Representations and Warranties to EGI-TRB and Guarantor as if each of such Merger Agreement Representations and Warranties were hereinafter set forth in full.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EGI-TRB AND GUARANTOR

EGI-TRB and Guarantor jointly and severally represent and warrant to the Company as follows:

Section 4.1             Qualification, Organization, Subsidiaries, etc.  EGI-TRB is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite limited liability company power and authority to own, lease, hold and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing, holding or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of EGI-TRB to consummate the transactions contemplated by this Agreement (a “EGI-TRB Material Adverse Effect”).

Section 4.2             Authority; No Violation.

(a)           Each of EGI-TRB and Guarantor has all requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement, the Investor Rights Agreement, the Registration Rights Agreement and the Warrant Agreement (such agreements being hereinafter collectively referred to as the “EGI-TRB Transaction Documents”).  The execution and delivery of the EGI-TRB Transaction Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by Guarantor and by the sole member of EGI-TRB, and no other limited liability company proceedings on the part of EGI-TRB are necessary to authorize the EGI-TRB Transaction Documents or the consummation of the transactions contemplated thereby.  This Agreement has been duly and validly executed and delivered by EGI-TRB and Guarantor and, assuming this Agreement constitutes the legal, valid and binding agreement of the other parties thereto, this Agreement constitutes the legal, valid and binding agreement of EGI-TRB and Guarantor, enforceable against EGI-TRB and Guarantor in accordance with its terms.  The Investor Rights Agreement and the Registration Rights Agreement have been duly and validly executed and delivered by EGI-TRB and, assuming the Investor Rights Agreement and the Registration Rights Agreement constitute the legal, valid and binding agreements of the other parties thereto, the Investor Rights Agreement and the Registration Rights Agreement constitute the legal, valid and binding agreements of EGI-TRB, enforceable against EGI-TRB in accordance with their respective terms.  The Warrant Agreement, when executed and delivered by EGI-TRB, and assuming that the Warrant Agreement constitutes the legal, valid and binding agreement of the other party thereto, will constitute the legal, valid and binding agreement of EGI-TRB, enforceable against EGI-TRB in accordance with its terms.

(b)           The execution, delivery and performance by EGI-TRB and Guarantor of the EGI-TRB Transaction Documents to which they are parties and the consummation of the transactions contemplated thereby by EGI-TRB and Guarantor do not and will not require any consent, approval, license, authorization, order or permit of, action by, filing with or notification to any Governmental Entity, other than compliance with the applicable requirements of the HSR Act with respect to the exchange of the Exchangeable Note into Company Common Stock or the exercise of the Warrant for Company Common Stock.

(c)           The execution, delivery and performance by EGI-TRB and Guarantor of the EGI-TRB Transaction Documents to which they are parties and the consummation by EGI-TRB and Guarantor of the transactions contemplated thereby do not and will not (i) contravene or conflict with the organizational or governing documents of EGI-TRB, (ii) assuming compliance with the matters referenced in Section 4.2(b), contravene or conflict with or result in violation of any provision of any Law binding upon or applicable to EGI-TRB or Guarantor or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license to which EGI-TRB or Guarantor is a party or by which any of their properties or assets are bound, or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of EGI-TRB or Guarantor, other than, in the case of clause (ii) through (iv), any such items that would not, individually or in the aggregate, reasonably be expected to have an EGI-TRB Material Adverse Effect.

Section 4.3             Finders or Brokers.  Except for J.P. Morgan Chase, neither EGI-TRB, nor any of its Subsidiaries nor Guarantor has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

Section 4.4             Lack of Ownership of Company Common Stock.  Except as contemplated by this Agreement, neither EGI-TRB, nor any of its Subsidiaries nor Guarantor beneficially owns or, since December 31, 2006 has beneficially owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock.  Except for the Voting and Proxy Agreements entered into in connection with, and contemplated by, the Merger Agreement, there are no voting trusts or other agreements or understandings to which EGI-TRB, any of its Subsidiaries or Guarantor is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.5             Accredited Investor.

(a)           Each of EGI-TRB and Guarantor is a financially sophisticated investor and is an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act) that is experienced in financial matters.  Each of EGI-TRB and Guarantor understands that the securities purchased hereunder have not been registered under the Securities Act.

(b)           EGI-TRB is aware that it must bear the economic risk of the investment contemplated by this Agreement for an indefinite period of time since, in the view of the Securities and Exchange Commission, the statutory basis for exemption from registration under the Securities Act would not be present if such representation meant merely that the present intention of EGI-TRB is to hold these securities for a deferred sale or for any fixed period in the future.  EGI-TRB can afford to bear such economic risk and can afford to suffer the complete loss of its investment hereunder.

(c)           EGI-TRB is purchasing the securities to be purchased hereunder (including securities to be acquired on exercise or exchange of securities purchased hereunder) for its own account, for investment purposes only and not with a view to, or for resale in connection with, the distribution or other disposition thereof or with any present intention of distributing or reselling any portion thereof in violation of the Securities Act or any other applicable securities law.

(d)           EGI-TRB acknowledges that (i) it has been provided with such information as it deems necessary to evaluate the merits and risks of investing in the securities contemplated by this Agreement (including, without limitation, financial and other information regarding the Company), (ii) has read and understands the restrictions and limitations set forth in this Agreement, and (iii) has been afforded the opportunity to ask such questions as it deemed necessary, and to receive answers from, representatives of the Company concerning the merits and risk of investing in such securities.

Section 4.6             No Additional Representations.

(a)           Each of EGI-TRB and Guarantor acknowledges that it and its officers, employees, accountants, consultants, legal counsel, financial advisors, prospective financing sources and agents and other representatives (collectively, “Representatives”) have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)           Each of EGI-TRB and Guarantor acknowledges that neither the Company nor any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to EGI-TRB, Guarantor or their Representatives except as expressly set forth in or incorporated by reference into Article III, and neither the Company nor any other person shall be subject to any liability to EGI-TRB or any other person resulting from the Company’s making available to EGI-TRB or EGI-TRB’s use of such information.

Section 4.7             Absence of Arrangements with Management.  Other than this Agreement, the Merger Agreement, the other EGI-TRB Transaction Documents and the agreements contemplated hereby and thereby, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations between EGI-TRB or Guarantor or any of their affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, relating to the transactions contemplated by this Agreement, the Merger Agreement and the other EGI-TRB Transaction Documents after the Effective Time.

Section 4.8             Available Funds.  EGI-TRB or Guarantor has available, or will have available, (a) at the First Closing, all funds necessary for the payment of the Purchased Shares Purchase Price and the Exchangeable Note Purchase Price, (b) at the Second Closing, all funds necessary for the payment of the Note Purchase Price and the Warrants Purchase Price, and (c) funds that are otherwise sufficient for the satisfaction of all of EGI-TRB’s and Guarantor’s obligations under this Agreement.

Section 4.9             FCC Matters.  Each of EGI-TRB and Guarantor is legally, financially and otherwise qualified to acquire control of the Company under the Communications Act and the FCC Rules, and is legally, financially and otherwise qualified under the Communications Act and the FCC Rules to acquire and hold its interest in Surviving Corporation and, through its interest in Surviving Corporation, an indirect interest in the Company FCC Licenses as proposed in and pursuant to the terms of this Agreement.  This representation shall not be deemed an acknowledgment that EGI-TRB or Guarantor will acquire control of the Company or the Surviving Corporation by virtue of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1             Agreement to Vote.  EGI-TRB irrevocably and unconditionally hereby agrees that from and after the date hereof until the earlier of (a) the consummation of the Merger and (b) any date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”), at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, EGI-TRB will (i) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by written consent, if applicable) all of the Company Common Stock beneficially owned, or whose vote is otherwise controlled by proxy or otherwise, by EGI-TRB, including, for the avoidance of doubt, the Purchased Shares (the “Owned Shares”), (A) for approval and adoption of the Merger Agreement, whether or not recommended by the Company’s Board of Directors, and the transactions contemplated by the Merger Agreement,  (B) against any agreement, amendment of any agreement (including the Company’s certificate of incorporation or by-laws), or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone or discourage the transactions contemplated by the Merger Agreement, other than those specifically contemplated by this Agreement, the Merger

Agreement or the other agreements contemplated thereby and (C) against any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in this Agreement, the Merger Agreement or the ESOP Purchase Agreement.

Section 5.2             Restrictions on Transfers.

(a)           Except as necessary to comply with Section 5.12, EGI-TRB hereby agrees that, from the date hereof until the third anniversary of the First Closing Date, it shall not and shall not offer to, directly or indirectly, sell, assign, give, mortgage, pledge, hypothecate, hedge, issue, bequeath or in any manner encumber or dispose of, or permit to be sold, assigned, encumbered, attached or otherwise disposed of in any manner, whether voluntarily, involuntarily or by operation of law, with or without consideration, the Exchangeable Note or any Purchased Shares or Exchangeable Note Shares (collectively, “Transfer”) other than pursuant to this Agreement or the Merger Agreement (including in the Merger but not including the Offer contemplated by the Merger Agreement) and except that after the first to occur of the termination of this Agreement, the termination of the Merger Agreement or the consummation of the Merger, EGI-TRB may make Transfers to Permitted Transferees after compliance with the last sentence of this Section 5.2(a).  Guarantor and EGI-TRB hereby agree that, from the date hereof until the third anniversary of the First Closing Date, no membership or other interest in EGI-TRB shall be issued or otherwise Transferred, directly or indirectly, and any such issuance or Transfer occurring thereafter shall comply with Section 5.12; provided, however, that in the event of Guarantor’s death prior to the third anniversary of the First Closing Date, the membership or other interests of Guarantor in EGI-TRB may be Transferred subject to Section 5.12 in accordance with Guarantor’s estate.  For purposes of this Section 5.2(a), “Permitted Transferee” shall mean any direct or indirect affiliate of EGI-TRB, Equity Group Investments, L.L.C. or Samuel Zell; any direct or indirect member of EGI-TRB and any direct or indirect affiliate thereof; any senior employee of Equity Group Investments, L.L.C. and any direct or indirect affiliate thereof; and Samuel Zell and his spouse, lineal ancestors and descendants (whether natural or adopted), any trust or retirement account primarily for the benefit of Samuel Zell and/or his spouse, lineal ancestors and descendants and any private foundation formed by Samuel Zell.  Prior to any Transfer pursuant to this Section 5.2(a), each Permitted Transferee shall enter into an agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by the provisions of this Agreement as if it were the transferor.

(b)           The certificates for the Purchased Shares and the Exchangeable Note Shares, if and when issued, will be imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THOSE LAWS THAT LIMITS THE DISPOSITION AND THE TRANSFER OF THE SECURITIES.  THEREFORE, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THOSE TRANSFER LIMITATIONS.  THE SECURITIES MAY NOT BE TRANSFERRED UNLESS, IN THE OPINION OF COUNSEL TO THE COMPANY, REGISTRATION UNDER THE ACT OR APPLICABLE STATE

SECURITIES LAWS IS NOT REQUIRED OR UNLESS THE SECURITIES ARE SO REGISTERED.”

Section 5.3             Irrevocable Proxy.  EGI-TRB hereby revokes any and all previous proxies granted with respect to its Owned Shares.  Subject to the last two sentences of this Section 5.3, EGI-TRB hereby irrevocably appoints the Company or its designee as EGI-TRB’s agent, attorney and proxy, to vote (or cause to be voted) its Owned Shares in favor of approval of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, as applicable, and otherwise in accordance with Section 5.1 hereof.  This proxy is irrevocable and coupled with an interest and is granted in consideration of EGI-TRB and the Company entering into this Agreement, the ESOP and the Company entering into the ESOP Purchase Agreement and the Company, the ESOP, Merger Sub and EGI-TRB entering into the Merger Agreement.  In the event that EGI-TRB fails for any reason to vote its Owned Shares in accordance with the requirements of Section 5.1 hereof, then the proxyholder shall have the right to vote such EGI-TRB’s Owned Shares in accordance with the provisions of the second sentence of this Section 5.3.  The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of EGI-TRB’s Owned Shares and a vote by EGI-TRB of its Owned Shares.  Notwithstanding the foregoing, the proxy granted by EGI-TRB shall be automatically revoked upon termination of this Agreement in accordance with its terms.

Section 5.4             Inconsistent Agreements.  EGI-TRB hereby agrees that it shall not enter into any agreement, contract or understanding with any person prior to the termination of the Merger Agreement directly or indirectly to vote, grant a proxy or power of attorney or give instructions with respect to the voting of EGI-TRB’s Owned Shares in any manner which is inconsistent with this Agreement.

Section 5.5             Information.  EGI-TRB hereby agrees that all information provided to it or its Representatives in connection with the EGI-TRB Transaction Documents and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

Section 5.6             Filings.  The Company and EGI-TRB shall each use their reasonable best efforts to take or cause to be taken such actions as may be required by them to be taken under the Exchange Act or any other federal securities Laws, and under any applicable state securities or “blue sky” Laws, in connection with the Merger and the transactions contemplated by the Merger Agreement and the Company Transaction Documents, including with respect to the Schedule TO, the Offer Documents, the TO Schedule 13E-3, the Proxy Statement and the Schedule 13E-3 (collectively, and together with any other filings required in connection therewith, the “Filings”).  EGI-TRB shall provide the Company with any information for inclusion in the Filings which may be required under applicable Law and/or which is reasonably requested by the Company.  The Company shall notify EGI-TRB of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Filings or for additional information, and will promptly supply EGI-TRB with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Filings or the Merger.  Each of the Company and EGI-TRB shall use its respective reasonable best efforts to resolve all SEC comments with respect to the Filings as promptly as practicable after receipt thereof.  Each of the Company and EGI-TRB agree to correct any information provided by it for use in the Filings which shall have become false or misleading.  If at any time prior to the Company Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will promptly inform EGI-TRB.  In such case, the Company, with the cooperation of EGI-TRB, will, upon learning of such event, promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and shall mail such amendment or supplement to the Company’s shareholders to the extent required by applicable Law; provided, however, that prior to such filing, the Company shall consult with EGI-TRB with respect to such amendment or supplement and shall afford EGI-TRB and its Representatives reasonable opportunity to comment thereon.

Section 5.7             Reasonable Best Efforts.

(a)           Subject to the terms and conditions set forth in this Agreement, each of the Company and EGI-TRB shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the ESOP Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties and all consents, approvals and waivers from third parties reasonably requested by EGI-TRB to be obtained in respect of the Company Material Contracts in connection with the Merger, this Agreement or the transactions contemplated by this Agreement (it being understood that the failure to receive any such consents, approvals or waivers shall not be a condition to EGI-TRB’s obligations hereunder), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement, (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the transactions contemplated by this Agreement and (v) the obtaining of the Financing on the terms and conditions described in the Financing Commitments; provided, however, that in no event shall EGI-TRB, the Company or any of their Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.  Guarantor covenants and agrees to the matters set forth on Section 5.7(a) of the Company SPA Disclosure Schedule.

(b)           Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and EGI-TRB shall (i) promptly, (A) but in no event later than fifteen (15) days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, and (B) but in no event later than thirty (30) days after the date hereof, make their respective filings and thereafter make any other required submissions with the FCC to obtain the FCC Order (the “FCC Applications”), (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated thereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and transactions contemplated by this Agreement, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the FCC, the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the Merger or transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger or transactions contemplated by this Agreement, so as to enable the First Closing, the Second Closing and the Effective Time to occur as soon as reasonably possible (and in any event no later than the First Closing End Date (as hereinafter defined), in the case of the First Closing, and no later than the End Date, in the case of the Second Closing and the Effective Time), including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, trust or otherwise, the sale, divestiture or disposition of such assets or businesses of EGI-TRB or its Subsidiaries or affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take actions that after the Effective Time would limit the freedom of EGI-TRB or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing, (iv) promptly inform the other party upon receipt of any material communication from the FCC, the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement and (v) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or EGI-TRB, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions.  The Company and EGI-TRB shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity.  Each of the Company and EGI-TRB agrees not to (A) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (B) extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) or (C) enter into any agreement with any

Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c)           In furtherance and not in limitation of the covenants of the parties contained in this Section 5.7, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement or the Merger Agreement as violative of any Regulatory Law, each of the Company and EGI-TRB shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.7 shall limit a party’s right to terminate this Agreement pursuant to Section 8.19(b) or 8.19(f) or EGI-TRB’s right to terminate this Agreement pursuant to Section 8.19(g) so long as such party has, prior to such termination, complied with its obligations under this Section 5.7.

(d)           EGI-TRB and the Company acknowledge that license renewal applications (each, a “Renewal Application”) may be pending before the FCC with respect to one or more Company Stations (each, a “Renewal Station”).  In order to avoid disruption or delay in the processing of the FCC Applications, EGI-TRB and the Company agree, as part of the FCC Applications, to request that the FCC apply its policy permitting the processing of license assignments and transfers in transactions involving multiple markets, notwithstanding the pendency of one or more license renewal applications.  EGI-TRB and the Company agree to make such representations and undertakings as are reasonably necessary or appropriate to invoke such policy, including undertakings to assume the position of applicant with respect to any pending Renewal Application, and to assume the risks relating to such Renewal Application.  To the extent reasonably necessary to expedite grant of a Renewal Application, and thereby facilitate grant of the FCC Applications, EGI-TRB and the Company shall enter into tolling agreements with the FCC with respect to the relevant Renewal Application as reasonably necessary or appropriate to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Renewal Station in connection with any pending complaints, investigations, letters of inquiry or other proceedings, including complaints that such Renewal Station aired programming that contained obscene, indecent or profane material (a “Tolling Agreement”).  EGI-TRB and the Company shall consult in good faith with each other prior to entering into any such Tolling Agreement.

Section 5.8             Control of Operations.  Nothing contained in this Agreement shall by its terms give EGI-TRB or Guarantor, directly or indirectly, the right to control or direct the Company’s operations.

Section 5.9             Shareholder Litigation.  The Company shall give EGI-TRB the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any shareholder litigation against the Company or its directors or officers relating to the transactions contemplated by this Agreement or the Merger Agreement; provided, however, that no such settlement for an amount in excess of available insurance coverage shall be agreed to without the consent of EGI-TRB, which consent shall not be unreasonably withheld or delayed.

Section 5.10           Merger Agreement Covenants.  Reference is hereby made to the covenants of the Company set forth in Sections 2.1(e) [Dissenters’ Rights]; 5.1 [Conduct of Business by the Company], 5.2 [Investigation], 5.3 [No Solicitation], 5.4 [Proxy Statement; Company Meeting], Section 5.5 [Stock Options and Other Stock-Based Awards; Employee Matters], 5.11 [Financing], 5.12 [Specified Divestitures], 5.13 [FCC Matters], 5.14 [Company Offer], Section 5.15 [Eagles Exchange] and in the provisos to Section 7.1(g) of the Merger Agreement.  The Company hereby makes each of such covenants to EGI-TRB and Guarantor as if each such covenant were hereinafter set forth in full, with references therein to the ESOP being changed to references to EGI-TRB and Guarantor.  EGI-TRB and Guarantor agree that all information provided to it or its Representatives pursuant to Section 5.2 of the Merger Agreement as incorporated herein shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.  With respect to the Offer, in addition to the covenants set forth in Section 5.14 of the Merger Agreement, the Company agrees that without the prior written consent of EGI-TRB, no change will be made to the Offer that changes the form of consideration to be paid pursuant to the Offer, increases the Offer Price or the number of Company Shares sought in the Offer, or waives any of the conditions to the Offer set forth in Section 5.14 of the Company Disclosure Schedule.

Section 5.11           Board Appointment.  The Company agrees to cause Samuel Zell to be appointed to its Board of Directors effective as of the First Closing Date, and be elected to serve as the Chairman of the Company’s Board of Directors effective as of, and from and after, the Second Closing Date, in each case if he is willing and able to serve in such capacity.  In connection therewith, the Company agrees to appoint Mr. Zell to the class of directors whose terms expire the furthest from the date of this Agreement and to use its reasonable best efforts to enable Mr. Zell to serve as the Chairman of the Board until at least the third anniversary of the date of this Agreement, in each case, if he is willing and able to serve in such capacity.

Section 5.12           S-Corporation Eligibility.  Guarantor represents, warrants and covenants that, as of the date hereof and at all times during the term of this Agreement, each of the successors-in-interest to any membership or other interest in EGI-TRB in the event of Guarantor’s death are and will all be eligible to hold interests in an S-Corporation and, in the aggregate, will not exceed twenty such eligible successors.  For purposes of this Section 5.12, all eligible successors treated as a single shareholder pursuant to Section 1361(c)(1) of the Code shall be treated as a single eligible successor.

ARTICLE VI

CONDITIONS TO THE FIRST CLOSING

Section 6.1             Conditions to Each Party’s Obligation to Effect the First Closing.  The respective obligations of each party to consummate the transactions contemplated by the First Closing shall be subject to the fulfillment (or waiver by all parties) at or prior to the First Closing of the following conditions:

(a)           No restraining order, injunction or other order by any court or other tribunal of competent jurisdiction which prohibits the consummation of the transactions contemplated by the First Closing shall have been entered and shall continue to be in effect.

(b)           Any applicable waiting period under the HSR Act with respect to the acquisition of the Purchased Shares and the Exchangeable Note Shares shall have expired or been earlier terminated.

Section 6.2             Conditions to Obligation of the Company to Effect the First Closing.  The obligation of the Company to effect the transactions contemplated by the First Closing is further subject to the fulfillment of the following conditions:

(a)           The representations and warranties of EGI-TRB and Guarantor set forth herein shall be true and correct both when made and at and as of the First Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifiers set forth therein) would not have, individually or in the aggregate, an EGI-TRB Material Adverse Effect.

(b)           EGI-TRB and Guarantor shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the First Closing.

(c)           EGI-TRB shall have delivered to the Company a certificate, dated the date of the First Closing and signed by its Chief Executive Officer or another senior officer, and Guarantor shall have delivered to the Company a certificate, dated the date of the First Closing, in each case certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3             Conditions to Obligations of EGI-TRB to Effect the First Closing.  The obligations of EGI-TRB to effect the transactions contemplated by the First Closing is further subject to the fulfillment of the following conditions:

(a)           (i)  The representations and warranties of the Company set forth in Sections 3.1 through 3.5 shall be true and correct, (ii) the representations and warranties of the Company set forth in Section 3.2(a) and (d) of the Merger Agreement and incorporated herein by reference shall be true and correct in all material respects, (iii) the representations and warranties of the Company set forth in Sections 3.10(a)(ii) and (b) of the Merger Agreement and incorporated herein by reference shall be true and correct in all respects and (iv) the other representations and warranties of the Company set forth in the Merger Agreement, to the extent incorporated herein by reference, shall be true and correct, in each case both when made and at and as of the First Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of clauses (i) and (iv) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifiers set forth therein) would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the First Closing.

(c)           The Company shall have delivered to EGI-TRB a certificate, dated the date of the First Closing and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d)           The Merger Agreement shall have not been terminated in accordance with its terms by any of the parties thereto.

(e)           The Purchased Shares and the Exchangeable Note Shares shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issue.

ARTICLE VII

CONDITIONS TO THE SECOND CLOSING

Section 7.1             Conditions to Each Party’s Obligation to Effect the Second Closing.  The respective obligations of each party to consummate the transactions contemplated by the Second Closing shall be subject to the fulfillment (or waiver by all parties) at or prior to the Second Closing of the following conditions:

(a)           No restraining order, injunction or other order by any court or other tribunal of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Second Closing shall have been entered and shall continue to be in effect.

(b)           The Merger shall have occurred.

(c)           Samuel Zell shall have been elected as the Chairman of the Board, if he is willing and able to serve in such capacity, as of the Second Closing Date.

ARTICLE VIII

MISCELLANEOUS

Section 8.1             Merger Agreement; Exchange Agreement.  The Company agrees that it will not amend, waive, or otherwise modify (including by the exercise of any consent rights) any provision of, or any of the rights and obligations under, the Merger Agreement.  The Company further agrees that it will not amend, waive obligations under, or otherwise modify (including by the exercise of any consent rights) or terminate the Exchange Agreement or the ESOP Purchase Agreement.

Section 8.2             Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and EGI-TRB and, if applicable, the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 8.3             Public Announcements.  The Company and EGI-TRB will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.  EGI-TRB and the Company agree to issue, together with the ESOP, a joint press release announcing this Agreement.

Section 8.4             Termination of Representations and Warranties.  The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate if and when the First Closing occurs; provided, that the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to survive solely for the purposes of determining whether any of the termination fee provisions of Section 8.20 have been triggered.  Nothing in this Agreement shall be deemed to be a waiver by EGI-TRB of any rights it may have against the Company pursuant to Rule 10b-5 under the Exchange Act in connection with the transactions contemplated hereby.

Section 8.5             Expenses.  Except as set forth in Section 8.20, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided, however, that:

(a)           After consummation of the First Closing, the Company shall pay to EGI-TRB an amount equal to EGI-TRB’s Expenses incurred through and including the fifteenth (15th) day after the consummation of the First Closing for which EGI-TRB has not theretofore been reimbursed by the Company; provided that such Expenses shall not exceed $2.5 million.  The term “Expenses” includes all reasonable out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to EGI-TRB and any of its affiliates) incurred by EGI-TRB or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, performance and completion of this Agreement and the transactions contemplated hereby.  Such payment shall be made not later than two (2) business days after delivery to the Company of a documented itemization setting forth in reasonable detail all previously unreimbursed Expenses of EGI-TRB (which itemization may be supplemented and updated from time to time by EGI-TRB until the fifteenth (15th) day after consummation of the First Closing).

(b)           After consummation of the Second Closing, the Company shall pay to EGI-TRB an amount equal to EGI-TRB’s Expenses incurred from and after the fifteenth (15th) day after the consummation of the First Closing through and including the fifteenth (15th) day after the consummation of the Second Closing for which EGI-TRB has not theretofore been reimbursed by the Company pursuant to Section 8.5(a); provided that such Expenses shall not exceed $2.5 million.  Such payment shall be made not later than two (2) business days after delivery to the Company of a documented itemization setting forth in reasonable detail all previously unreimbursed Expenses of EGI-TRB (which itemization may be supplemented and updated from time to time by EGI-TRB until the fifteenth (15th) day after consummation of the Second Closing).

(c)           In the event that either party initiates any action or proceeding to enforce its rights under this Agreement and prevails in such action or proceeding, such party shall be entitled to recover its costs and reasonable attorneys’ fees from the other party with respect to such action or proceeding.

Section 8.6             Counterparts; Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other party.

Section 8.7             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.8             Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

Section 8.9             WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10           Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To EGI-TRB:

EGI-TRB, L.L.C.
c/o Equity Group Investments, L.L.C.
Two North Riverside Plaza, Suite 600
Chicago, IL 60606
Attn: Joseph M. Paolucci and Marc D. Hauser
Tel: (312) 466-3885 and (312) 466-3281
Fax: (312) 454-0335

with copies to:

Jenner & Block LLP
330 N. Wabash Ave.
Chicago, IL 60611
Attn: Joseph P. Gromacki
Tel: (312) 923-2637
Fax: (312) 923-2737

To the Company:

Tribune Company
435 North Michigan Avenue
Chicago, IL 60611
Attn: c/o Crane H. Kenney
Senior Vice President, General Counsel & Secretary
Tel: (312) 222-2491
Fax: (312) 222-4206

with copies to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn: Steven A. Rosenblum and Peter E. Devine
Tel: (212) 403-1000
Fax: (212) 403-2000

and

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:  Thomas A. Cole and Larry A. Barden
Tel: (312) 853-7473 and (312) 853-7785
Fax: (312) 853-7036

and

Skadden, Arps, Slate, Meagher & Flom LLP
Suite 2100
333 West Wacker Drive
Chicago, Illinois 60606
Attn: Charles W. Mulaney, Jr.
Tel: (312) 407-0700
Fax: (312) 407-0411

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.11           Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, executors, successors and assigns.

Section 8.12           Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.13           Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto), the Merger Agreement, the Investor Rights Agreement, the Registration Rights Agreement and the Confidentiality Agreement, dated as of November 8, 2006, between the Company and Equity Group Investments, L.L.C., constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.14           Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and EGI-TRB, or in the case of a waiver, by the party against whom the waiver is to be effective.  Notwithstanding the foregoing, no failure or delay by the Company or EGI-TRB in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.15           Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 8.16           Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.17           No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 8.18           Guarantee.

(a)           Guarantor absolutely, unconditionally and irrevocably guarantees (the “Guarantee”) to the Company each and every representation, warranty, covenant and agreement of EGI-TRB and the full and timely observance, payment, performance and discharge of its obligations under the provisions of the EGI-TRB Transaction Documents (the “Obligations”) and not of their collectibility only.  This Guarantee shall remain in force and effect until performance in full of all the Obligations, and is in no way conditioned upon any requirement that the Company first attempt to collect any of the Obligations from EGI-TRB or resort to any collateral security or other means of obtaining payment.

(b)           If any of the Obligations have become irrecoverable from or unenforceable against EGI-TRB in whole or in part by reason of EGI-TRB’s insolvency, bankruptcy or reorganization, or if the collection or enforcement of any of the Obligations shall be stayed, or the Obligations shall be discharged, in each case in any insolvency, bankruptcy or reorganization of EGI-TRB, this Guarantee shall notwithstanding any of the preceding nevertheless be binding on Guarantor and the enforceability of this Guarantee in accordance with its terms shall not be affected thereby.

(c)           Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, any right to require the marshalling of assets of EGI-TRB, and all suretyship defenses generally. Without limiting the generality of the foregoing, Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Company to assert any claim or demand or to enforce any right or remedy against EGI-TRB; (ii) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (iii) the adequacy of any other means the Company may have of obtaining repayment of any of the Obligations; or (iv) other acts or omissions which might in any manner or to any extent vary the risk of Guarantor or otherwise operate as a release or discharge of Guarantor.  The agreements and waivers of Guarantor set forth above in this Section 8.18(c) shall not operate to waive, affect or impair (x) any of the rights of EGI-TRB under the Merger Agreement, this Agreement or any of the other EGI-TRB Transaction Documents, including but not limited to any right to receive notice, or prejudice any right of the Obligor to assert any defense, counterclaim or setoff otherwise applicable to any of the Obligations, or (y) any right of Guarantor to receive notice under the Merger Agreement, this Agreement or any of the other Transaction Documents.  The Obligations shall be determined in accordance with the provisions of the Merger Agreement, this Agreement or any of the other EGI-TRB Transaction Documents.  Without limiting the generality of the foregoing, (A) if an Obligation is compromised in accordance with the provisions of the Merger

Agreement, this Agreement or any of the other EGI-TRB Transaction Documents, such Obligation shall be compromised for purposes of this Guarantee, and (B) if EGI-TRB is entitled to assert a defense, counterclaim or right of setoff to an Obligation in accordance with the provisions of the Merger Agreement, this Agreement or any of the other EGI-TRB Transaction Documents, Guarantor shall be entitled to assert the same defense, counterclaim or right of offset under this Guarantee.

(d)           Until the final payment and performance in full of all of the Obligations, Guarantor shall not exercise and hereby waives any rights against EGI-TRB arising as a result of payment by Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not file or assert any claim in competition with the Company in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature involving EGI-TRB, nor will Guarantor assert any setoff, recoupment or counterclaim to any of its obligations hereunder in respect of any liability of EGI-TRB to Guarantor.

Section 8.19           Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the First Closing or the Second Closing as follows:

(a)           by the mutual written consent of the Company and EGI-TRB;

(b)           by either the Company or EGI-TRB if an injunction, order, decree or ruling shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or the transactions contemplated hereby and such injunction, order, decree or ruling shall have become final and non-appealable;

(c)           by either the Company or EGI-TRB upon termination of the Merger Agreement in accordance with its terms;

(d)           by the Company, if EGI-TRB or Guarantor shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i)(A) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (B) cannot be cured by the First Closing End Date (as hereinafter defined), or (ii)(A) would result in a failure of a condition set forth in Section 7.1 and (B) cannot be cured by the End Date, provided that the Company shall have given EGI-TRB written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.19(d) and the basis for such termination;

(e)           by the EGI-TRB, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i)(A) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (B) cannot be cured by the First Closing End Date, or (ii)(A) would result in a failure of a condition set forth in Section 7.1 and (B) cannot be cured by the End Date, provided that EGI-TRB shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating EGI-TRB’s intention to terminate this Agreement pursuant to this Section 8.19(e) and the basis for such termination;

(f)            by either the Company or EGI-TRB if (i) the First Closing shall not have occurred on or before August 17, 2007 (the “First Closing End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 8.19(f) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the purchase and sale of the Purchased Shares and the Exchangeable Note on or before such date;

(g)           by EGI-TRB if (i) the Merger shall not have occurred by the End Date and (ii) EGI-TRB shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(h)           by EGI-TRB, prior to the Company Shareholder Approval, if the Board of Directors of the Company has failed to make the Recommendation in the Proxy Statement or has effected a Change of Recommendation in a manner adverse to EGI-TRB;

(i)            by EGI-TRB if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Shareholder Approval shall not have been obtained; and

(j)            by EGI-TRB if the Board of Directors of the Company or the Special Committee determines to accept a Superior Proposal.

In the event of termination of this Agreement pursuant to this Section 8.19, this Agreement shall terminate (except for the provisions of Section 5.2 (excluding references to Section 5.12 contained therein) and this Article VIII, each of which shall survive such termination in accordance with its terms), and there shall be no other liability on the part of the Company, EGI-TRB or Guarantor.

Section 8.20           Termination Fees.

(a)           In the event that (i) any of the representations or warranties of the Company contained in this Agreement or the Merger Agreement, as applicable, was materially false when made or the Company shall have failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or the Merger Agreement, as applicable, and, as a result thereof, (A) EGI-TRB terminates this Agreement pursuant to Section 8.19(e), (B) EGI-TRB terminates this Agreement pursuant to Section 8.19(c) where the Merger Agreement has been terminated pursuant to Section 7.1(f) thereof, or (C) EGI-TRB terminates this Agreement pursuant to Section 8.19(g) and such materially false representation or warranty of the Company or such failure by the Company to perform in any material respect any of such covenants was the proximate cause of the failure of the Merger to close by the End Date, (ii) the Company or EGI-TRB terminates this Agreement pursuant to Section 8.19(c) where the Merger Agreement has been terminated pursuant to Section 7.1(g) or Section 7.1(h) thereof or EGI-TRB terminates this Agreement pursuant to Section 8.19(h) or 8.19(j), or (iii) after the date of this

Agreement, any bona fide Alternative Proposal (substituting for purposes of this Section 8.20(a) 50% for the 20% thresholds set forth in the definition of “Alternative Proposal” in the Merger Agreement) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed prior to the time of the Company Meeting and not permanently abandoned prior to the time of the Company Meeting, and the Company or EGI-TRB terminates this Agreement pursuant to Section 8.19(c) where the Merger Agreement has been terminated pursuant to Section 7.1(d) thereof or EGI-TRB terminates this Agreement pursuant to Section 8.19(i), and, within twelve (12) months after any such termination, the Company enters into any Qualifying Transaction, then in any such event set forth in clauses (i), (ii) or (iii) above, the Company shall pay to EGI-TRB a fee of $25 million in cash (the “Company Termination Fee”).  Payment of the Company Termination Fee shall be made five (5) business days after termination of this Agreement under the circumstances described in clauses (i) or (ii) of the preceding sentence or within five (5) business days after the entering into of the Qualifying Transaction under the circumstances described in clause (iii) of the preceding sentence.  In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b)           In the event that any of EGI-TRB’s or Guarantor’s representations or warranties contained in this Agreement was materially false when made or EGI-TRB or Guarantor shall have failed to perform in any material respect any of its covenants or other agreements contained in this Agreement and, as a result thereof, (A) the Company terminates this Agreement pursuant to Section 8.19(d), or (B) the Company terminates this Agreement pursuant to Section 8.19(c) where the Merger Agreement has been terminated pursuant to Section 7.1(b) thereof and such materially false representation or warranty of EGI-TRB or Guarantor or such failure by EGI-TRB or Guarantor to perform in any material respect any of such covenants was the proximate cause of the failure of the Merger to close by the End Date, then in any such event EGI-TRB shall pay to the Company a fee of $25 million in cash (the “EGI-TRB Termination Fee”).  EGI-TRB shall also pay to the Company the EGI-TRB Termination Fee if (i) this Agreement is terminated by the Company or EGI-TRB pursuant to Section 8.19(c), (ii) the primary factor leading to the underlying termination of the Merger Agreement was the failure to satisfy the financing condition set forth in Section 6.1(g) of the Merger Agreement and (iii) the failure to satisfy the financing condition set forth in Section 6.1(g) of the Merger Agreement was not the result of the breach or failure by the Company or the ESOP to perform in any material respect any of their respective covenants or other agreements contained in this Agreement, the Merger Agreement or the Debt Commitment Letters, as applicable, or any of the other documents delivered by either the Company or the ESOP in connection therewith, or the result of the Company’s or the ESOP’s representations or warranties contained in any such agreements or documents having been materially false when made.  Payment of the EGI-TRB Termination Fee shall be made five (5) business days after termination of this Agreement under the circumstances described in either of the two preceding sentences.  In no event shall EGI-TRB be required to pay the EGI-TRB Termination Fee on more than one occasion.

(c)           Each of the parties hereto acknowledges that the agreements contained in this Section 8.20 are an integral part of the transactions contemplated by this Agreement and that none of the fees contemplated under this Section 8.20 is a penalty, but rather is liquidated damages in a reasonable amount that will compensate EGI-TRB or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  Notwithstanding anything to the contrary in this Agreement, and except as otherwise provided in the next succeeding sentence, (i) the Company’s right to receive payment of the EGI-TRB Termination Fee pursuant to this Section 8.20 shall be the exclusive remedy of the Company against EGI-TRB for (A) the loss suffered as a result of the failure of the transactions contemplated hereby or by Merger Agreement to be consummated and (B) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated hereby, and upon payment of the EGI-TRB Termination Fee in accordance with this Section 8.20, neither EGI-TRB nor any of its equityholders, partners, members, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except as provided for in the Confidentiality Agreement); and (ii) EGI-TRB’s right to receive payment of the Company Termination Fee pursuant to this Section 8.20 shall be the exclusive remedy of EGI-TRB for (A) the loss suffered as a result of the failure of the transactions contemplated hereby or by the Merger Agreement to be consummated and (B) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated hereby, and upon payment of the Company Termination Fee in accordance with this Section 8.20, neither the Company nor any of its stockholders, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except as provided for in the Confidentiality Agreement).  If the Company fails to pay EGI-TRB any amounts due to EGI-TRB pursuant to this Section 8.20 within the time periods specified in this Section 8.20 or EGI-TRB fails to pay the Company any amounts due to the Company pursuant to this Section 8.20 within the time periods specified in this Section 8.20, the Company or EGI-TRB, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by EGI-TRB or the Company, as applicable, in connection with any action, including any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

*              *              *              *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EGI-TRB, L.L.C.

By:	/s/ Philip G. Tinkler
Name: Philip G. Tinkler
Title: Vice President

SAMUEL ZELL

/s/ Samuel Zell

TRIBUNE COMPANY

By:	/s/ Dennis J. FitzSimons
Name: Dennis J. FitzSimons
Title: Chairman, President and
Chief Executive Officer

Signature Page to the Securities Purchase Agreement